Exhibit 99.1

BROCADE CONTACTS
Media Relations	Investor Relations	FS Communications
Leslie Davis	Shirley Stacy	Matthew Schmidt
Tel: 408.333.5260	Tel: 408.333.5752	Tel: 650.691.1488
lmdavis@brocade.com	sstacy@brocade.com	matt@fscomm.com
BROCADE ANNOUNCES PRELIMINARY THIRD QUARTER FISCAL 2005 RESULTS
Provides Update regarding Nasdaq Listing and Convertible Subordinated Notes
SAN JOSE, Calif. — August 2, 2005 — Brocade Communications Systems, Inc. (Brocade®) (Nasdaq: BRCDE), today announced preliminary results for the third quarter of fiscal 2005 (Q3 05), ending July 30, 2005. Brocade expects to report net revenue for Q3 05 in a range of $121 to $122 million and diluted GAAP net loss per share of $0.03 to $0.04. GAAP net loss per share is expected to include charges of approximately: $8 million related to the acquisition of Therion Software Corporation, $3 million related to the internal review and SEC investigation, and $1 million for stock-based compensation, which totals approximately $0.04 per diluted share. These results are below previous guidance issued on May 19, 2005 for revenue in a range of $140 to $145 million, and diluted non-GAAP net income per share in a range of $0.05 to $0.06. Gross margin for Q3 05 is expected to be in a range of 51 to 52 percent, which is below the Company’s previous guidance of 55 to 57 percent. Gross margin for Q3 05 reflects the impact of fixed cost spread over lower total sales volumes, as well as additional excess and obsolete inventory reserves recorded due to the faster than expected transition from 2Gbit to the new 4Gbit product family.
Sell-through, a measurement of OEM and channel partner sales to end-users, was approximately $141 to $142 million for the third quarter, which is below the Company’s prior expectation of $149 to $152 million. The Company’s management refers to sell-through information to make decisions regarding operational performance including planning and forecasting of future periods.
During the third quarter, the number of weeks of inventory of switches and directors held by Brocade OEM partners decreased by nearly two weeks. The Company previously stated that it expected OEM inventory of its products to decrease approximately one week in each of the third and fourth fiscal quarters of 2005, due to the 4Gbit product transition. The higher than expected reduction in OEM inventory relates to the faster than expected ramp of 4Gbit technology. As discussed on the Company’s second fiscal quarter of 2005
Brocade Communications Systems, Inc.
1745 Technology Dr. San Jose, CA 95110
T 408.333.8000 F 408.333.8101
www.brocade.com

earnings call, now that the Company has an expanded new 4Gbit offering and flexible Ports on Demand capabilities, its OEM partners can have the same broad market coverage with significantly fewer products, which requires less inventory on hand.
The Company attributed the revenue shortfall primarily to its product line transition to new 4Gbit/sec technology, particularly for director switches, and a slower than expected ramp of embedded switches for bladed servers.
“While we are pleased that end-user demand for our new 4Gbit family has been much stronger than we expected, this has affected our 2Gbit switches and directors,” said Michael Klayko, Brocade Chief Executive Officer. “It is clear that customers recognize the value proposition of 4Gbit and we are encouraged by the progress that we are making with this transition. While the impact on the director business this quarter is disappointing, I am confident that our business is positioned to accelerate through the transition and positively affect top line growth beginning in the fourth quarter.” Klayko continued, “We continue to expect it to take two full quarters to reduce OEM inventory levels.”
These preliminary results are based on management’s initial estimates of operating results and there is no assurance that the amounts will not change.
Nasdaq Listing Update
On June 10, 2005, based on its delayed Form 10-Q filing for the quarter ended April 30, 2005 (Q2 05), the Company received a written Staff Determination Notice from the Nasdaq Stock Market stating that the Company was not in compliance with Nasdaq Market Place Rule 4310(c)(14) and subject to delisting, unless the Company requested a hearing before a Nasdaq Listing Qualifications Panel (Panel). On June 17, 2005, the Company requested a hearing before the Panel and on July 21, 2005, the Company presented its plan to regain compliance in the short term and maintain compliance over the long term. The Company expects to receive a decision from the Panel in the near future.
Convertible Subordinated Notes Update
In the event that the Company does not file its Form 10-Q for the quarter ended April 30, 2005 (Q2 05) by August 23, 2005, the Company expects to be declared in default under its 2% convertible subordinate notes and that such notes may be called by the bondholders. The Company is working diligently to make its required public filings as quickly as possible. However, in the event of default, the Company currently intends to repay the notes in accordance with the default procedures identified in the Indenture Agreement. As of July 30, 2005, approximately $279 million in unpaid principal and interest was outstanding under the notes and the Company’s total cash and investments position was approximately $740 million. The Company does not believe that any repayment of the notes would have a material impact on its short-term liquidity. The notes would have otherwise been due in January 2007.
Brocade expects to report financial results for its third quarter fiscal year 2005 on Thursday, August 18, 2005 after the close of market. Financial results will be released over PR Newswire and First Call. Following the press release, Brocade will host a conference call at 2:00 p.m. PT (5:00 p.m. ET). The call is being audio webcast live via the Internet at www.brocade.com/investors. A replay of the conference call will be available via webcast at www.brocade.com/investors for twelve months.
Cautionary Statement
This press release contains forward-looking statements, including statements regarding the Company’s financial results for the third quarter of fiscal 2005, market acceptance of the Company’s 4Gbit/sec technology and related products, convertible subordinated notes and business prospects. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, adjustments resulting from the quarter close process and review by the Company’s independent auditors of the financial results for the third quarter; market acceptance of the Company’s new 4Gbit/sec technology and related products, including the rate of customer adoption of such products; the on-going internal investigation and SEC investigation, which may result in further changes to the Company’s historical financial results and accounting practices; the possibility that the Nasdaq Listing Qualifications Panel may not grant the Company’s request for an extension to regain compliance or the Company’s failure to regain compliance within any such extension period, in which case the Company’s common stock would be delisted from the Nasdaq National Market; the Company’s ability to manage inventory levels and distribution channels through the product line transition; the effect of competition, including pricing pressure; the Company’s ability to anticipate future OEM and end-user product needs or to accurately forecast end-user demand;

dependence on limited number of OEM partners; and the Company’s ability to manage its business effectively in a rapidly evolving market. These and other risks are set forth in more detail in the section entitled “Risk Factors” under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s quarterly report on Form 10-Q for the quarter ended January 29, 2005. Brocade assumes no obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Brocade Communications Systems, Inc.
Brocade delivers the industry’s leading platforms and solutions for intelligently connecting, managing, and optimizing IT resources in shared storage environments. The world’s premier systems, server, and storage providers offer the Brocade SilkWorm family of fabric switches and software as the foundation for SAN solutions in organizations of all sizes. In addition, the Brocade Tapestry™ family of application infrastructure solutions extends the ability to proactively manage and optimize application and information resources across the enterprise. Using Brocade solutions, organizations are better positioned to reduce cost, manage complexity, and satisfy business compliance requirements through optimized use and management of their application infrastructures. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.
NOTE: Brocade, the Brocade B weave logo, Fabric OS, Secure Fabric OS, and SilkWorm are registered trademarks and Tapestry is a trademark of Brocade Communications Systems, Inc., in the United States and/or in other countries. FICON is a registered trademark of IBM Corporation in the U.S. and other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.